EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contacts:	Leslie Hunziker Hertz Investor Relations (201) 307-2337 lhunziker@hertz.com	Richard Broome Hertz Media Relations (201) 307-2486 rbroome@hertz.com

HERTZ EFFECTIVELY COMPLETES ITS EUROPEAN REFINANCING OBJECTIVES AHEAD OF SCHEDULE

PARK RIDGE, NJ, July 1, 2010 — Hertz Global Holdings, Inc. (the “Company”) (NYSE: HTZ) announced today the closing of its offering of EUR 400 million aggregate principal amount of 8.5% Senior Secured Notes due 2015 (the “Euro Notes”) and the completion of a EUR 220 million revolving credit facility that matures in 2013 (the “European Credit Facility”). The net proceeds of the Euro Notes and European Credit Facility were used to refinance the Company’s International Fleet Debt Facilities and Belgian Fleet Financing Facility, both of which were due to mature in December 2010, and the excess will be used for general purposes.  In addition, Hertz announced the expected closing on July 8, 2010 of a EUR 400 million asset backed securitization facility (the “Securitization”), the proceeds of which will be used to refinance the portion of the Company’s existing International ABS Fleet Financing Facility relating to France and Netherlands, which was also due to mature in December 2010.

Mark P. Frissora, the Company’s Chairman and Chief Executive Officer, said, “We now have essentially completed our European refinancing.  With the Securitization expected to close in early July, we will have accomplished our European refinancing ahead of schedule and on favorable terms, despite difficult market conditions.”

The Euro Notes were issued, and the European Credit Facility was incurred, by a subsidiary of the Company, Hertz Holdings Netherlands B.V., a private company with limited liability incorporated under the laws of The Netherlands, and will be the primary fleet financing for the Company’s rental car operations in Germany, Italy, Spain, Belgium, Luxembourg and Switzerland.  The Euro Notes and the European Credit Facility are guaranteed on a senior unsecured basis by The Hertz Corporation (“THC”), a wholly-owned subsidiary of the Company, and certain U.S. subsidiaries of THC and on a senior secured basis by certain Non-U.S. subsidiaries of THC.

The Securitization will be incurred by a newly formed special purpose vehicle sponsored by the Company and will be the primary fleet financing for the Company’s rental car fleet located in France and the Netherlands.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning the anticipated closing of the Securitization, as well as any other statement that does not directly relate to any historical or current fact. These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that the Company believes are appropriate in these circumstances. We believe these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative. In light of these risks, uncertainties and assumptions, the Company cautions you against relying on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT THE COMPANY

Hertz is the largest worldwide airport general use car rental brand operating from more than 8,200 locations in 146 countries worldwide. Hertz is the number one airport car rental brand in the U.S. and at 81 major airports in Europe, operating both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Asia, Australia and New Zealand. In addition, the Company has licensee locations in cities and airports in Africa and the Middle East. Product and service initiatives such as Hertz #1 Club Gold®, NeverLost® customized, onboard navigation systems, SIRIUS XM Satellite Radio, and unique cars and SUVs offered through the Company’s Prestige, Fun and Green Collections, set Hertz apart from the competition. The Company also operates the Advantage car rental brand at 26 airports in the U.S., global car sharing club, Connect by Hertz, in New York City, Berlin, London, Madrid and Paris. Hertz also operates one of the world’s largest equipment rental businesses, Hertz Equipment Rental Corporation, offering a diverse line of equipment, including tools and supplies, and new and used equipment for sale, to customers ranging from major industrial companies to local contractors and consumers from approximately 325 branches in the United States, Canada, China, France and Spain.

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